UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2011

SOLAR POWER, INC.

(Exact name of registrant as specified in its charter)

California	000-50142	20- 4956638
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1115 Orlando Avenue

Roseville, California 95661-5247

(Address and telephone number of principal executive offices) (Zip Code)

(916) 746-0900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

Appointment of Dennis Wu as Director and Chairman of the Audit Committee of Solar Power, Inc.

On July 22, 2011, Solar Power Inc. (the “Company”) appointed Dennis Wu as a director and chairman of the Audit Committee of the Company. Mr. Wu, 69, is co-founder of WuHoover & Co. LLP, a professional accounting firm focused on serving emerging and midsized businesses. He currently serves as an independent director and chairman of the Audit Committee of Recology. From June 2005 to March 2008, Mr. Wu served as executive vice-president and chief financial officer of UCBH Holdings, Inc. (“UCBH”) and its wholly owned subsidiary United Commercial Bank (“UCB”). He was previously elected as an independent director and chairman of the respective Audit Committee of UCBH (a NASDAQ listed company) and UCB. In 2004, Mr. Wu retired after a 37-year career at Deloitte & Touche, LLP at the firm’s San Francisco office. Mr. Wu began at Deloitte as an auditor and ultimately held various managing partner positions.

There is no material plan, contract or arrangement (whether or not written) to which Mr. Wu is a party or in which he participates that is entered into or an material amendment in connection with our appointment of Mr. Wu, or any grant or award to Mr. Wu or modification thereto, under any such plan, contract or arrangement in connection with our appointment of Mr. Wu.

Resignation of Ronald A. Cohan

Ronald A. Cohan resigned as director of the Company effective as of July 22, 2011. To the knowledge of the Company, there were no disagreements with the Company on any matter relating to the Company’s operations, policies or practices. The Company does not have any obligations under any severance terms, deferred compensation or other financial arrangements with Mr. Cohan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR POWER, INC. a California Corporation

Dated: July 25, 2011	/s/ Alan M. Lefko
Alan M. Lefko
Vice President Finance and Secretary

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